Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (720) 726-9662 www.gatossilver.com

GATOS SILVER PROVIDES Updates ON Cerro Los Gatos Mineral Reserve, Mineral Resource, and Life of Mine Plan

Company Also Reports on Exploration and Provides Corporate Update

Denver, CO — October 3, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported an updated Mineral Reserve Estimate (the “2022 Mineral Reserve”), Mineral Resource Estimate (the “2022 Mineral Resource”) and Life of Mine (“LOM”) plan (the “2022 LOM Plan”, and together with the 2022 Mineral Reserve and 2022 Mineral Resource, the “2022 Updates”) for the Cerro Los Gatos Mine (“CLG”) in which Gatos Silver has a 70% interest.

All dollar amounts are expressed in, and references to “$” refer to, United States dollars unless otherwise noted.

Highlights

•	CLG 2022 LOM Plan summary using only the 2022 Mineral Reserve (100% basis):

o	CLG’s current reserve mine life continues to 2028;

o	Average annual production of 7.4 million ounces of silver with average annual cash flow of $79 million (after tax) through 2028 at $22 per ounce silver price;

o	Average all-in sustaining costs (“AISC”) of $7.06 per ounce[1] of payable silver, net of by-product credits;

o	Average operating costs of $89.76 per tonne milled; and;

o	Pre-tax net present value ("NPV") at a 5% discount rate of $491 million ($377 million after tax)[2];

•	Recent exploration success demonstrates extension potential that could, with additional drilling, significantly extend the mine life;

o	The Company is focused on resource extension drilling at depth in the North-West and Central zones, in addition to the undeveloped South-East zone. Drilling highlights from this program include hole GA-SE-467 that intercepted 17.0 meters (estimated 10.4 meters true width) at 291 g/t Ag, 5.55% Zn, 6.14% Pb and 1.01% Cu. See Table 10 for complete intercept details; and

o	Recent drilling at CLG beneath the South-East zone (referred to as South-East Deeps) has discovered both silver-copper and silver-zinc-lead mineralization at depth. Drilling highlights from this program include hole GA-SE-477 that intercepted 7.5 meters (estimated 5.9 meters true width) at 247 g/t Ag, 5.97% Zn and 3.58% Pb and hole GA-SE-475 that intercepted 16.0 meters (estimated 12.0 meters true width) at 135 g/t Ag and 1.34% Cu. See Table 11 for complete intercept details.

•	The Company is in the process of transitioning its executive office to Vancouver, BC from Denver, Colorado and has an experienced executive management team in place, further strengthened with the appointment of Stephen Bodley, General Counsel and Chief Compliance Officer effective October 16, 2022.

1Excludes $6 million per year in corporate overhead paid by the Los Gatos Joint Venture, equivalent to $0.94 per ounce of payable silver. See Non-GAAP Financial Performance Measures below.

2 NPV as of July 1, 2022 at $22/oz silver, $1.20/lb zinc, $0.90/lb lead, $1,700/oz gold and exchange rate of Mexican Peso MXN 20.00 per US$1.00

Dale Andres, CEO of Gatos Silver said:

“We have taken the necessary time to rebuild the 2022 Mineral Reserve and 2022 Mineral Resource from the ground up and are pleased to be able to deliver this update to our shareholders. The 2022 LOM Plan displays low average all-in sustaining costs and strong cash flow until 2028 from our current reserve.

Additionally, while still early days, it appears that there is potential to extend mine life as a result of significant mineralization that we have recently discovered in the South-East Deeps zone, which extends more than 300 meters below the bottom of the 2022 Mineral Reserve. By adding a new component to our geological interpretation of the mineralization, this new zone opens up geological prospects at depth -- not only below the existing workings, but across our land position. Now that we have the solid foundation with this updated reserve, we can return our attention towards realizing our district-scale upside with further exploration.

Demonstrated by our excellent operating performance and now with a solid foundation at CLG with one of the industry’s lowest cost operations throughout the 2022 LOM Plan, we are well-positioned for future growth. I am excited to work with a revitalized and experienced executive leadership team at Gatos Silver, which is bringing a new perspective and depth as we look to grow shareholder value. Moreover, we have added terrific operational and technical talent to the CLG management team to help optimize the operation of the mine. Together with our partner Dowa Metals and Mining (“Dowa”), our objectives are to extend the mine life beyond 2028 and to further develop the 103,000-hectare Los Gatos district. The integrated analyses that have gone into this outcome have been comprehensive, and the outcome provides a secure path forward to realizing the true value of CLG. We thank you for your patience as we worked to get it right and can report that we are confident in our ability to execute to the 2022 LOM Plan. “

2022 Updates – CLG Summary

On January 25, 2022, Gatos Silver announced that, following reconciliation work at its CLG mine, the Company concluded that there were errors in the technical report entitled "Los Gatos Project, Chihuahua, Mexico" with an effective date of July 1, 2020 (the "2020 Technical Report"), in addition to potential overestimation in the then-existing resource model. On a preliminary basis, the Company estimated a potential reduction of CLG’s mineral reserve ranging from 30% to 50% of the metal content remaining after depletion. Despite the 2020 Technical Report issues, CLG operations have performed well so far in 2022 as a result of underground drilling, geological mapping and sampling, short term mine planning, and good operations execution.

Working with independent engineering consultants to better understand the magnitude of the errors and overestimation, it has been determined that the reduction in contained metal of the 2022 Mineral Reserve compared to the 2020 Technical Report is as follows: 32% silver, 37% zinc, 36% lead and 35% gold, after accounting for depletion. This reduction is within the bottom half of the 30 to 50% range originally estimated.

The 2022 LOM Plan is a reserve plan and reflects current cost estimates for mining only the 2022 Mineral Reserve using a “ground-up” approach including new geological data and interpretation, resource modelling, mine design and cost modelling. Production and cost guidance for 2023 is expected to be issued in the first quarter of 2023 after detailed planning and budgeting is completed, which is expected to include additional expenditures to further explore the district and support potential extension of the 2022 LOM Plan. The Company expects to file an updated technical report summary (TRS) prepared in accordance with subpart 1300 of Regulation S-K (“S-K 1300”) in the United States on the EDGAR section of the Securities and Exchange Commission (“SEC”) website at www.sec.gov, and file an updated technical report prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) in Canada under the Company’s profile on SEDAR at www.sedar.com (collectively, the “2022 Technical Reports”), to support the disclosure regarding the 2022 Updates. The 2022 Technical Reports are expected to be filed in the coming weeks and the Company intends to hold a public webcast review of the 2022 Technical Reports in November.

The Company anticipates completing an impairment assessment based on the 2022 Mineral Reserve in the fourth quarter of 2022 and is working towards completing all outstanding SEC and OSC filings as soon as possible.

2022 Mineral Reserve and 2022 Mineral Resource (CLG – 100% basis)

•	Mineral Reserve of 6.07 million tonnes grading 244 g/t silver, 4.48% zinc, 2.14% lead and 0.27 g/t gold containing 47.7 million ounces silver, 599.1 million pounds zinc, 286.7 million pounds lead and 51.8 thousand ounces gold

•	Measured and Indicated Mineral Resource (exclusive of reserves) of 1.94 million tonnes grading 96 g/t silver, 3.01% zinc, 1.56% lead and 0.19 g/t gold

•	Inferred Mineral Resource (exclusive of reserves) of 2.09 million tonnes grading 113 g/t silver, 4.30% zinc, 2.45% lead and 0.20 g/t gold

2022 LOM Plan Economics (100% basis)

Table 1: Summary of 2022 LOM Plan Economic Results Showing Sensitivity to Various Silver Prices

Silver Price	$/ounce	$18.00	$20.00	$22.00	$24.00
Total LOM Free Cash Flow (undiscounted)	$M pre-tax	$414	$491	$567	$644
	$M post-tax	$310	$368	$437	$507
Net Present Value(1) (5.0% discount rate)	$M pre-tax	$356	$424	$491	$558
	$M post-tax	$264	$316	$377	$438

(1)	NPV is discounted to July 1, 2022.

2022 Mineral Reserve – CLG

The methodology used to prepare the 2022 Updates has been substantially revised from that used to prepare the 2020 Technical Report. The changes that have been implemented, based on experience through mining operations since 2019, include:

•	New geological and geochemical data;

•	Updated geological interpretation methodology;

•	Updated Mineral Resource estimation methodology, including correction of the reserve calculation errors disclosed in our January 25, 2022 press release;

•	Updated mining assumptions;

•	Updated plant throughput and processing recovery assumptions; and

•	Updated operating and capital cost assumptions.

The updated mineral reserve estimates by reserve category are summarized below in Table 2.

Table 2: 2022 Mineral Reserve as at July 1 2022(1,2,3,4,5,6,7,8,9,10)

	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Proven	2.32	309	4.33	2.20	;0.31	;23.1	221.6	112.3	23.0
Probable	;3.75	204	4.57	2.11	0.24	24.6	;377.4	;174.4	28.7
Proven and Probable Reserve	;6.07	244	4.48	2.14	0.27	47.7	;599.1	286.7	51.8

(1)	Mineral Reserves are reported on a 100% basis and exclude all Mineral Reserve material mined prior to July 1, 2022.

(2)	Specific gravity has been assumed on a dry basis.

(3)	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

(4)	Values are inclusive of mining recovery and dilution. Values are determined as of delivery to the mill and therefore not inclusive of milling recoveries.

(5)	Mineral Reserves are reported within stope shapes using a variable cut-off basis with a Ag price of US$22/oz, Zn price of US$1.20/lb,

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Pb price of US$0.90/lb and Au price of US$1,700/oz.

(6)	The Mineral Reserve is reported on a fully diluted basis defined by mining method, stope geometry and ground conditions.

(7)	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

(8)	The SEC definitions for Mineral Reserves in S-K 1300 were used for Mineral Reserve classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

(9)	Mineral Reserves are those parts of Mineral Resources which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the Qualified Person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant Modifying Factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility.

(10)	The Mineral Reserve estimates were prepared by Mr. Paul Gauthier, P.Eng. an employee of Golder Associates who is the independent Qualified Person for these Mineral Reserve estimates.

2022 Mineral Resource – CLG and Esther

The 2022 Mineral Resource uses additional geological and geochemical data that has been collected since the 2020 Technical Report up until March 31, 2022 for Cerro Los Gatos and July 31, 2022 for Esther. The 2022 Mineral Resource for CLG incorporates an additional 36,233 meters of surface resource drilling in 100 holes and 51,279 meters of underground definition drilling in 623 holes. Detailed geological mapping from over 20 cut and fill production levels was also available for geological interpretation. The 2022 Mineral Resource for Esther incorporates an additional 22,565 meters of surface resource drilling in 63 holes.

The 2022 Mineral Resource uses a different geological modelling methodology than was used for the 2020 Technical Report. The interpretation of the vein solids that were used to define the estimation domains are now lithology based, rather than grade shells used in the 2020 Technical Report. The interpretation was completed by local CLG exploration staff in collaboration with the underground mine geologists and the Qualified Person from Golder Associates. The lithology-based interpretation utilized all available information including surface drillholes, underground drillholes, underground mapping, mine as-built surveys and mine channel sampling. The geological modelling for the 2022 Mineral Resource shows more veins but thinner veins in the Central zone and different structural segmentation in the South-East zone when compared to the geological interpretation in the 2020 Technical Report. As shown by the recent strong operational performance, the mine is able to successfully extract both long-hole stopes and cut and fill stopes with the vein continuity experienced underground.

The 2022 Mineral Resource uses a different estimation methodology than previously used for the 2020 Technical Report. The current methodology applies high grade restrictions specific to individual vein estimation domains. The estimation was completed using Ordinary Kriging in 3D, rather than flattened-space. The estimation was completed using locally varying anisotropy to account for the variable vein dip. The Mineral Resource categorization methodology was modified to incorporate proximity to underground geological mapping and drilling, both surface and underground. The estimation was calibrated against production channel sampling and plant production.

The CLG 2022 Mineral Resource reported by category is summarized in Table 3 below, and the Esther 2022 Mineral Resource reported by category is summarized in Table 4.

Table 3: 2022 Mineral Resource – CLG (Exclusive of Mineral Reserves) (1,2,3,4,5,6,7,8,9,10,11)

	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Measured	0.38	151	2.63	1.49	0.26	1.9	22.1	12.6	3.2
Indicated	1.55	82	3.11	1.57	0.17	4.1	106.4	53.8	8.6
Measured and Indicated	1.94	96	3.01	1.56	0.19	6.0	128.5	66.4	11.8
Inferred	2.09	113	4.30	2.45	0.20	7.6	198.4	113.1	13.3

(1)	Mineral Resources are reported on a 100% basis and are exclusive of Mineral Reserves.

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(2)	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

(3)	The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

(4)	The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

(5)	Specific gravity has been assumed on a dry basis.

(6)	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

(7)	Mineral Resources exclude all Mineral Resource material mined prior to July 1, 2022.

(8)	Mineral Resources are reported within stope shapes using a $42/tonne or $52/tonne NSR cut-off basis depending on mining method with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz.

(9)	No dilution was applied to the Mineral Resource.

(10)	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

(11)	The Mineral Resource estimates were prepared by Ronald Turner, MAusIMM(CP) an employee of Golder Associates who is the independent Qualified Person for these Mineral Resource estimates.

Stope optimizations have been generated to restrict the reported Mineral Resource to areas that demonstrate reasonable prospects of economic extraction.

Table 4: 2022 Mineral Resource – Esther (1,2,3,4,5,6,7,8,9,10)

	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)
Indicated	0.28	122	4.30	2.17	0.14	1.1	26.8	13.6	1.2
Inferred	1.20	133	3.69	1.53	0.09	5.1	98.0	40.6	3.3

(1)	Mineral Resources are reported on a 100% basis.

(2)	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

(3)	The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

(4)	The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

(5)	Specific gravity has been assumed on a dry basis.

(6)	Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

(7)	Mineral Resources are reported within stope shapes using a $52/tonne NSR cut-off basis assuming processing recoveries equivalent to CLG with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz. There is a portion of the Esther deposit that is oxidized and metallurgical test work is required to define processing recoveries.

(8)	No dilution was applied to the Mineral Resource.

(9)	Contained Metal (CM) is calculated as follows:

•	Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6

•	Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

(10)	The Mineral Resource estimates were prepared by Ronald Turner, MAusIMM(CP) an employee of Golder Associates who is the independent Qualified Person for these Mineral Resource estimates.

2022 Mineral Reserve – CLG Changes and Key Assumptions

The reserve numbers reported in the 2020 Technical Report were impacted by two material and compounding errors. First, the block model used in preparation of the reserve estimate was distorted during transfer between software packages resulting in reduced block dimensions and unestimated spaces between blocks. Second, an incorrect software parameter was used in calculating tonnes and grades within designed stope solids that resulted in any unestimated volume (both planned intentional dilution outside the estimated vein and unestimated spaces resulting from the distortion) being applied at the average mineralized grade instead of zero grade for dilution. The effective result of the combination of these errors is that metal grades were significantly overstated in the 2020 Technical Report. There were other minor errors identified during the analysis of the 2020 Mineral Reserve, including overlapping reserve stope solids, incorrect external dilution calculations and the inclusion of a small amount of Inferred grades within stope solids. In addition to correcting the errors identified in the 2020 Technical Report, which was the majority of the reduction, we previously disclosed the need to make additional adjustments in the 2020 Mineral Reserve. There are multiple factors that have contributed to the remaining adjustments in the 2022 Mineral Reserve since the 2020 Technical Report, and these adjustments have been addressed in the new 2022 Mineral Reserve, with all underlying assumptions modified based on actual operating experience since plant operations commenced in August 2019.

The factors that have reduced the metal content in the Mineral Reserve include the South-East zone infill drilling data, updated geological modelling, updated mining dilution and recovery assumptions, increased operating cost assumptions and decreased zinc plant recoveries. The factors that have increased the metal content in the Mineral Reserve include increased plant throughput, increased silver and lead processing recoveries and higher metal price assumptions compared to the 2020 Technical Report.

Table 5: Summary of changes from the 2020 Technical Report to the 2022 Mineral Reserve

		2020 Technical Report LOM (A)	Depletion from July 1, 2020 to June 30, 2022 (B)	2022 Mineral Reserve (C)	2022 Mineral Reserve + Depletion (B+C)	% Change (B+C)/A -1
P&P Reserve	Mt	9.62	1.73	6.07	7.79	(19)%
Ag Grade	g/t	305	305	244	258	(16)%
Zn Grade	%	5.65	4.07	4.48	4.39	(22)%
Pb Grade	%	2.76	2.33	2.14	2.19	(21)%
Au Grade	g/t	0.35	0.34	0.27	0.28	(20)%
Ag Contained	Moz	94.5	16.9	47.7	64.5	(32)%
Zn Contained	Mlbs	1,199	155	599	754	(37)%
Pb Contained	Mlbs	585	89	287	375	(36)%
Au Contained	kOz	109	19	52	71	(35)%

Figure 1: Reduction in contained silver between the 2020 Technical Report and the 2022 Updates (million ounces)

Key Assumptions Generally

The 2022 Updates are based on a variety of estimates and assumptions relating to, among other things, geological interpretation, statistical inferences, commodity prices, mining methodologies, operating and capital costs, plant throughput and processing recoveries and operating conditions. In particular, material assumptions and risks include those described below and elsewhere in this press release, including metal prices, as well as our ability to reduce operating costs, increase ramp development rates and dewater the mine in a cost-effective manner. There can be no assurance that the assumptions underlying the 2022 Updates will actualize or be correct, and changes to any of these assumptions or our inability to achieve these assumptions may result in actual results to deviate significantly from the 2022 Updates.

Mine Design

Long-hole (“LH”) mining methods were applied where applicable throughout the mine. The operation has successfully been mining steeper sections of the Central zone using LH mining methods and we expect to be able to mine appropriate areas of the South-East zone using the same methodology. The zones that are dipping at less than 55° are still planned to be extracted using cut and fill (“C+F”) methods.

Mineral Reserve stopes are planned to be filled using paste fill, cemented rock fill or uncemented rock fill. The paste fill plant is in the final stages of construction and the plant is anticipated to be commissioned in Q4-2022.

Mine dilution and mine recovery estimates are based on recent actual performance, with consideration for business improvement initiatives. These assumptions are applied based on the mining method, stope width, zone inclination and proximity to hanging-wall faults.

Operating and sustaining capital cost assumptions are based on recent actual costs with specific allowances for business improvement initiatives underway. Mine operating costs were developed separately for LH and C+F mining methods.

Figure 2: Long Section of CLG 2022 Mineral Reserve solids

Processing

The 2022 LOM Plan is based on an average processing rate of 2,891 tonnes per day, resulting in a mine plan that exhausts current reserves in Q1-2028.

Mineral processing at the current operation uses conventional sulphide flotation, producing separate lead and zinc concentrates. Predicted metallurgical recoveries over the 2022 LOM Plan average 89.0%, 63.4%, 89.4% and 56.9% for silver, zinc, lead and gold, respectively.

A total of 42.4 million ounces of silver, 380 million pounds of zinc, 256 million pounds of lead and 29.5 thousand ounces of gold are estimated to be produced according to the 2022 LOM Plan.

Table 6: Life of Mine Projected Processing and Production Summary(1,2)

Plant Metrics	Units	2022-H2	2023	2024	2025	2026	2027	2028	LOM
Processed Material	Mt	0.52	1.04	1.06	1.06	1.07	1.06	0.25	6.07
Process Rate	tpd	2,872	2,854	2,890	2,898	2,925	2,917	2,773	2,890
Ag Grade	g/t	288	257	255	241	206	236	272	244
Zn Grade	%	3.96	4.48	4.47	5.07	4.59	4.01	4.58	4.48
Pb Grade	%	2.14	2.06	1.93	2.33	2.31	2.08	2.15	2.14
Au Grade	g/t	0.30	0.30	0.32	0.25	0.22	0.23	0.25	0.27
Ag Production	Moz	4.3	7.6	7.7	7.3	6.3	7.2	2.0	42.4
Zn Production	Mlbs	29.0	65.3	66.2	74.9	68.5	59.7	16.3	379.9
Pb Production	Mlbs	22.1	42.4	40.3	48.6	48.6	43.6	10.7	256.4
Au Production	koz	2.9	5.6	6.2	4.9	4.3	4.5	1.2	29.5

(1)	LOM begins on July 1, 2022. The 2022 Mineral Reserve excludes all Mineral Reserve material mined prior to July 1, 2022.

(2)	Ag production is silver contained in Pb and Zn concentrates, Zn production is zinc contained in Zn concentrate, Pb production is lead contained in Pb concentrate, and Au production is gold contained in Pb concentrate.

CLG’s short term definition drilling and mine plan updates may cause actual results to differ from the 2022 LOM Plan schedule shown in Table 6. Gatos Silver provides annual production guidance and quarterly production results, which can vary quarter over quarter based on short term execution plans and constraints. The Company expects to provide third quarter production results and any updates to 2022 guidance on or about October 10, 2022. Annual guidance for 2023 is expected to be announced in early 2023 after detailed planning and budgeting for the year is complete. The Company cautions investors that guidance might significantly differ from the 2022 LOM Plan, and actual results might significantly differ from guidance.

Capital and Operating Costs

The total sustaining capital cost for the 2022 LOM Plan at CLG is estimated at $123.4 million. Sustaining capital costs are summarized in Table 7 below.

Sustaining capital costs include underground access development to the lower levels in the Central and North-West Zones, and development of the South-East zone, together with equipment replacements and miscellaneous infrastructure projects including upgrades to the underground dewatering system as the mine is further developed, a final tailings dam raise to be completed in 2025 and a zinc concentrate fluorine leach plant expected to be commissioned in the first half of 2023.

Table 7: Life of Mine Sustaining Capital Costs Summary

Sustaining Capital Costs	LOM ($M)
Mine Development	$56.5
Infrastructure and Equipment	$66.9
Total Sustaining Capital Cost	$123.4

The average 2022 LOM Plan operating cost is estimated at $89.76 per tonne milled. Operating costs are summarized in Table 8 below. Operating costs have been developed based on recent actual costs considering business improvement initiatives that are currently being implemented.

Table 8: Life of Mine Unit Operating Costs Summary

Unit Operating Costs	LOM ($/t)
Mining	$46.45
Processing	$26.00
Mine General and Administrative	$17.31
Total Operating Cost	$89.76

All-in sustaining costs are defined in the Non-GAAP Financial Performance Measures section and summarized in Table 9 below.

Table 9: Life of Mine All-In Sustaining Costs(1,2,3)

Cash Costs and All-In Sustaining Costs	Units	LOM
Cash Costs	$M	$783.1
Sustaining Capital & Asset Retirement Obligation Accretion	$M	$131.6
All-In Sustaining Costs	$M	$914.7
Payable Silver Ounces	Moz	38.4
All-In Sustaining Costs before by-product credits	$/oz Ag payable	$23.81
By-Product Credits	$/oz Ag payable	($16.75)
All-In Sustaining Costs net of by-product credits	$/oz Ag payable	$7.06

(1)	Net of by-product credits at prices of $22.00/oz silver, $1.20/lb zinc, and $0.90/lb lead, and $1,700/oz gold.

(2)	Silver represents approximately 57% of the revenue mix at the above price assumptions over the 2022 LOM Plan.

(3)	Includes all site level costs but excludes Gatos Silver and Dowa corporate costs and allocations paid by the Los Gatos Joint Venture of approximately $6m / year ($0.94 / oz payable Ag) and excludes all exploration costs.

CLG Exploration Update

Exploration has continued throughout 2022 on the CLG deposit as well as on regional targets in the Los Gatos Joint Venture (“LGJV”) district. Over 63,000 meters of surface drilling have been completed since mid-2021 with a focus on both resource definition and expansion on the CLG deposit, as well as on the adjacent Esther deposit.

Recent drilling in the area beneath the main South-East zone (referred to as South-East Deeps) on the CLG deposit has discovered both silver-copper and silver-lead-zinc mineralization down to an elevation of 820 meters above sea level (“masl”) which is approximately 330 meters in elevation below the bottom of the 2022 Mineral Reserve.

The drill results for drillholes used in the 2022 Mineral Resource will be described in the 2022 Technical Reports. The drill results since the cutoff dates for the 2022 Mineral Resource estimate, of March 31, 2022 for CLG and July 31, 2022 for Esther, are shown in the following sections.

Resource definition drilling up until early April 2022 remained focused on the main South-East zone block that was previously being infill drilled from surface. Drillhole GA-SE-467 showed particularly strong widths and grades, including silver and copper, and further drilling is planned to define the limits of this high-grade zone. The CLG processing plant does not currently recover copper from processed material.

Resource definition drilling is now focused on higher grade areas of Inferred within the 2022 Mineral Resource. The first two holes in the Central Zone, GA-CZ-478 and GA-CZ-479, showed thin but high-grade results. GA-SE-478 intersected higher than expected gold however the LGJV does not expect this to be representative of mineralization in this area.

Table 10: Cerro Los Gatos Resource conversion drilling results

Drillhole		From (m)	To (m)	Drill Width (m)	Estimated True Width (m)	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
GA-SE-461A		286	289.5	3.5	3.2	216	10.69	5.82	0.34	0.19

GA-SE-464		324.8	330.3	5.5	4.3	79	7.56	3.64	0.09	0.23

GA-SE-465		445.8	450.8	5.0	2.8	80	3.29	1.68	0.14	0.12
	and	484.4	489.5	5.1	3.4	146	2.86	1.90	0.12	0.34
	and	496	498	2.0	1.3	23	7.21	1.77	0.52	0.18

GA-SE-466		435.5	437.3	1.8	1.4	141	5.52	4.75	0.05	0.68
	and	441.3	447.3	6.0	5.0	204	1.54	3.85	0.35	0.42

GA-SE-467		457.0	498.0	41.0	25.2	156	4.41	3.19	0.09	0.75
	including	481.0	498.0	17.0	10.4	291	5.55	6.14	0.10	1.01
GA-CZ-478		434.0	436.0	2.0	1.8	147	4.58	2.60	0.04	0.44
	and	448.0	450.0	2.0	1.8	17	2.95	1.40	5.27	0.06

GA-CZ-479		466.5	471.5	5.0	3.9	60	12.01	3.15	0.16	0.30
	and	478.3	480.3	2.0	1.6	32	14.40	1.40	0.06	0.30

Hole GA-SE-463 encountered drilling difficulties and did not reach the projected target. Holes GA-SE-468 and GA-SE-469 drilled above the Antigatos-2 Fault and did not intercept significant mineralization.

South-East Deeps

Resource expansion drilling after April 2022 has been focused on the South-East Deeps zone. Since the discovery of Cerro Los Gatos, mineralization has been recognized between the elevations of ~1,050masl and ~1,500masl. The LGJV has recently drilled holes beneath these elevations and intercepted mineralization down to 820masl.

The intercepts in this deeper zone contain silver, zinc, lead and in some instances copper. Most intersected structures contain Ag-Zn-Pb while the deepest structure in drillhole GA-SE-475 is high in Ag-Cu but low in Zn-Pb. The vertical extent of the mineralization and the mix of vein types indicates that Cerro Los Gatos contains stacked mineralization zones. While very early days, the LGJV is excited about the geological implications of this discovery.

Table 11: Cerro Los Gatos South-East Deeps zone drilling results

Drillhole		From (m)	To (m)	Drill Width (m)	Estimated True Width (m)	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
GA-SE-470		670.5	675.5	5.0	3.1	78	9.45	1.55	0.26	0.70
	and	690.0	692.0	2.0	1.3	415	15.15	14.90	0.20	0.82

GA-SE-471		620.35	635.5	15.2	10.4	75	2.75	1.70	0.27	0.34
	including	630.0	635.5	5.5	3.9	119	2.70	2.04	0.58	0.46

GA-SE-472		650.0	651.5	1.5	1.1	197	0.27	0.14	0.01	0.01
	and	655.0	660.0	5.0	3.5	31	4.67	2.57	0.33	0.06
	and	669.5	671.0	1.5	1.1	125	3.58	4.86	0.09	0.46
	and	674.3	675.9	1.6	1.2	36	6.72	3.42	0.14	0.06

GA-SE-475		774.0	778.0	4.0	3.0	39	2.90	2.84	0.37	0.50
	and	785.0	790.0	5.0	3.7	87	5.21	6.42	0.82	0.32
	and	792.0	808.0	16.0	12.0	135	0.65	0.45	0.04	1.34
	including	792.0	800.0	8.0	6.0	178	0.21	0.41	0.01	1.43

GA-SE-477		717.0	724.5	7.5	5.9	247	5.97	3.58	0.11	0.12
	and	752.0	754.0	2.0	1.6	217	5.51	14.40	0.45	0.13

GA-SE-473 drillhole encountered drilling difficulty and did not reach the target. GA-SE-474 was a wedge attempt from GA-SE-472 that was cancelled due to insufficient change of direction. GA-SE-476 and GA-SE-481 are awaiting final assay results. Neither drillhole exhibited visually high content of base metal sulphides.

Figure 3: Long Section of 2022 Mineral Reserve and Resource solids for CLG showing South-East Deeps intercepts (marked with red crosses).

Figure 4: Long section showing selected South-East Deeps drilling intercepts (drilled width). See Table 11 for full details including true width estimates.

Regional Exploration Update

Drill testing was conducted on four regional targets during the second half of 2021 and early 2022.

Esther (LGJV)

The Esther deposit is located approximately 3 km SW from the underground access development for CLG. The last five drillholes comprised of 1,467 meters of the Esther definition program were returned after the July 31, 2022 cutoff date for the 2022 Updates. Of these five drillholes, ES-104 through ES-108, only ES-106 contained a significant intercept and is shown in Table 12.

Table 12: Significant Esther drilling results

Drillhole	From (m)	To (m)	Drill Width (m)	Estimated True Width (m)	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
ES-106	100.65	104.65	4.0	3.2	109	0.14	0.15	0.01	0.01

The LGJV has updated the Esther Mineral Resource, as shown in Table 4, and plans to complete economic analysis to determine options for this zone.

Cascabel and El Valle (LGJV)

During late 2021 and early 2022, the LGJV drilled the Cascabel and El Valle targets, 1.5 km SW and 1.5 km W of the CLG underground development, respectively. The LGJV drilled 14 holes for 9,110 meters, with no significant mineralization.

The Cascabel fault is a very strong structural feature and the LGJV still considers the area prospective for hosting mineralization. The LGJV is completing detailed mapping of the area between Cerro Los Gatos and Esther, including the Cascabel and Amber faults. The results of this mapping and the drilling information will be compiled to assess optimal locations for future drilling.

Wall-e / Eva (LGJV)

During 2022, five holes for 2,676 meters were drilled at Wall-e / Eva area, approximately 11 km northwest of CLG.

The first four drillholes contained geological indications that the drilled intercepts were above the potential mineralization zone. The fifth drillhole (DDH-WA-05) was targeted to go below these initial intercepts and intersected Ag-Pb-Zn-Cu mineralization as shown in Table 13. DDH-WA-01 through DDH-WA-04 did not intercept significant mineralization.

Table 13: Significant Wall-e / Eva drilling results

Drillhole		From (m)	To (m)	Drill Width (m)	Estimated True Width (m)	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)
DDH-WA-05		582.4	588.5	6.1	3.7	23	2.77	0.83	0.18	0.15
	including	585.8	587.0	1.2	0.7	79	6.62	1.95	0.54	0.68

The LGJV has now permitted new platforms to drill down beneath the intercept in hole DDH-WA-05 and has completed detailed mapping of the area. The LGJV intends to use this mapping and drilling information to determine the highest priority for the next round of drilling which it expects to commence during Q4-2022.

Santa Valeria (100% Gatos Silver)

During 2021, the Company drilled 15 drillholes on the Santa Valeria concession, located 16 km west of the CLG operations, for a total of 4,953 meters drilled. The drilling did not intercept significant mineralization. The area remains of interest to Gatos Silver and work will advance depending on the prospect prioritization analysis that is being implemented for the LGJV property.

Updated District Exploration Strategy

The LGJV has a large land package covering over 103,000 ha. Gatos Silver considers the property to be very prospective for hosting other Ag-Zn-Pb-Au-Cu deposits. The geological map of the property is shown in Figure 5. The LGJV is prioritizing work to maximize the probability of finding the highest value deposits. Previous exploration work identified 14 different mineralized zones. Work is underway to determine the best targets within those zones and to identify other zones not previously recognized.

The updated approach is focused on two streams. One stream of work has started on the horst (exposed) section of the andesite running from the far north-west of the property and down to Esther and CLG in the centre of the property. The other stream of work is for the area of the basin that is underlain by the andesite.

On the horst section of the andesite, the LGJV exploration team has started detailed mapping between the Wall-e and Amapola areas in the north and the CLG-Cascabel-Esther area in the south. Follow-up drilling is expected over the coming months on Wall-e and Amapola as the new detailed mapping is analyzed with the results of historic and recent drilling.

On the basin section of the andesite, the LGJV has acquired magnetic and radiometric data for the area and is contemplating other geophysical surveys to identify the basement structures. Depending on the results of the geophysical analysis the LGJV is considering some deep stratigraphic holes east of CLG.

Figure 5: LGJV District Surface Lithology map

Corporate Update

Gatos Silver is in the process of transitioning its executive office from Denver, Colorado to Vancouver, British Columbia, Canada which is expected to be completed during the fourth quarter of 2022. The transition is expected to require a change in auditor due to licensing requirements. The relocation of the executive office to Vancouver is expected to help the Company attract highly qualified talent as the Company continues to rebuild the foundation of the business and provide management with better access to the mining community and the Company’s business partners.

The Company has refreshed the executive management team and is pleased to announce the appointment of Stephen Bodley as General Counsel and Chief Compliance Officer, effective October 16, 2022. Steve brings nearly 30 years of relevant experience to Gatos Silver, serving at both Ma’aden and Sherritt International in similar roles. In addition, the

LGJV has significantly strengthened the management team at CLG with the recent appointment of Percy Pascal as the new General Manager of Operations, together with recent appointments of new leadership for the health, safety, environment and community areas and in both the mine operations and technical service areas.

Dale Andres commented, “I am excited to welcome Steve to Gatos Silver as our new general counsel and chief compliance officer. Steve’s legal expertise and prior experiences in the mining industry make him the ideal person to lead Gatos Silver’s legal function.”

At the request of the LGJV and the Company’s Board of Directors, an independent review of the 2022 Updates was performed by AMC Mining Consultants (Canada) Ltd (“AMC”). Reporting directly to the LGJV and the Technical, Environmental, Health and Safety Committee of the Board, AMC concluded that CLG’s 2022 Mineral Resource and 2022 Mineral Reserve estimates appear sound, the methods and parameters appear appropriate, and the reported numbers have been replicated.

As announced on September 30, 2022, the Company is diligently working to identify and engage an auditor to conduct the audit and review of the financial statements required to be included in its annual report on Form 10-K for the year ended December 31, 2021, its quarterly report on Form 10-Q for the quarter ended March 31, 2022 and its quarterly report on Form 10-Q for the quarter ended June 30, 2022. The Company intends to file such SEC reports as soon as practicable and expects to hold its annual shareholder meeting promptly once its annual report has been filed. While the Company is continuing to evaluate material weaknesses in its internal controls over financial reporting related to the mineral reserve reporting errors, the Company expects that it will determine that at least one material weakness exists. The Company is still evaluating the extent of this and other potential material weaknesses. The Company’s financial statements for the year ended December 31, 2021 and quarters ended March 31, 2022 and June 30, 2022 may be affected by the ongoing analysis of the aforementioned mineral reserve matters.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit. The LGJV consists of approximately 103,087-hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Quality Assurance

The half core samples from the LGJV’s surface exploration drillholes are shipped directly in sealed bags to ALS-Laboratories preparation facilities in Chihuahua City, Mexico. Sample batches include intermittent blanks, duplicates and certified standards. After sample preparation in Chihuahua, sample pulps are shipped to ALS in North Vancouver, Canada for analysis. The remaining half core is retained on site.

Qualified Persons

Scientific and technical disclosure in this press release regarding the Cerro Los Gatos and Esther 2022 Mineral Resource was based upon information prepared by or under the supervision of Ronald Turner, MAusIMM(CP), an employee of Golder Associates. Scientific and technical disclosure in this press release regarding the 2022 Mineral Reserve, the 2022 LOM Plan and other economic analyses that will also be set out in the 2022 Technical Reports was based upon information prepared by or under the supervision of Paul Gauthier, P.Eng. an employee of Golder Associates. Scientific and technical disclosure in this press release regarding the metallurgical assumptions for the 2022 LOM Plan and other economic analyses that will also be set out in the 2022 Technical Reports was based upon information prepared by or under the supervision of Adam Johnston, FAusIMM(CP), Chief Metallurgist with Transmin Metallurgical Consultants (UK). Other scientific and technical disclosure in this press release regarding comparisons to the 2020 Technical Report and the exploration update was approved by Anthony (Tony) Scott, P.Geo., Vice President of Evaluations and Technical Services of Gatos Silver. Each of Ronald Turner, MAusIMM(CP), Paul Gauthier, P.Eng., Adam Johnston, FAusIMM(CP), and Tony Scott, P.Geo. is a “Qualified Person,” as defined in S-K 1300 and NI 43-101. Ronald Turner, MAusIMM(CP), Paul

Gauthier, P.Eng. and Adam Johnston, FAusIMM(CP) are all independent of Gatos Silver and the LGJV. Tony Scott, P.Geo., is an employee of Gatos Silver.

Non – GAAP Financial Performance Measures

This press release includes certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs (“AISC”), before and after by-product credits

Cash costs include all direct and indirect operating cash costs related to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, freight and handling, general and administrative costs and royalties. AISC or AISC before by-product credits includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures and reclamation accretion expense and excludes Gatos Silver and Dowa corporate costs and allocations paid by the LGJV. AISC after by-product credits includes the AISC costs minus revenues from the sale of zinc, lead and gold (“by-product credits”). The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as new project spending, tax payments, dividends, and financing costs are not included. A reconciliation between cost of sales (as defined under US GAAP), cash costs, and all-in sustaining costs is presented in Table 14 below.

Table 14: Reconciliation of Cash Costs and AISC to Cost of Sales (as defined under US GAAP)

Cash Costs and All-In Sustaining Costs	Units	LOM
Cost of Sales	$M	$534.1
Royalties	$M	$4.9
General and Administrative	$M	$105.0
Expenses	$M	$644.0
Treatment and Refining	$M	$139.1
Cash Costs	$M	$783.1
Sustaining Capital	$M	$123.4
Accretion Expense	$M	$8.2
All-in Sustaining Costs (AISC)	$M	$914.7
By-Product Credits	$M	$643.5
LOM Payable Silver	Moz	38.4
Cash Costs before By-Product Credits	$/oz Ag payable	$20.38
AISC before By-Product Credits	$/oz Ag payable	$23.81
By-Product Credits	$/oz Ag payable	$(16.75)
Cash Costs after By-Product Credits	$/oz Ag payable	$3.63
AISC after By-Product Credits	$/oz Ag payable	$7.06

Notice Regarding Inferred Mineral Resources Disclosure

“Inferred Mineral Resources” are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding mineral resource and reserve estimates, life of mine, NPV, all-in sustaining costs, operating costs, economic analysis, timing for final tailings dam raise and zinc fluorine leach plant, CLG’s annual production, cost guidance and future mill throughput rates, timing of completion of the new paste fill plant, timing of updated 2022 Technical Reports, expected results from exploration, and the outcomes of the Company’s evaluation of the material weaknesses in its internal controls over financial reporting, are forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions, current expectations about future events and on information currently available to management including without limitation assumptions about commodity prices, mining methodologies, the accuracy of Mineral Reserve and Resource estimates, operating and capital costs, plant throughput and processing recoveries, favourable operating conditions, and including other assumptions set out herein and to be set out in the 2022 Technical Reports. Such statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements including without limitation, commodity prices, change in regulations, failure to retain or obtain permits and licenses, environmental risks, cost and timing of exploration, development and production, opposition to mining may arise, labour interruptions, other general risks associated with mining operations and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Further, although the Company has attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved, and as such, readers should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Dale Andres

Chief Executive Officer

Tiffany Osburn
Director, Financial Reporting and Corporate Communications

investors@gatossilver.com
(720) 726-9662

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